EXHIBIT 2.1

SECOND AMENDMENT TO LOAN AGREEMENT

THIS SECOND AMENDMENT TO LOAN AGREEMENT (this “Amendment”) is executed as of the 25 day of November, 2009 (the “Effective Date”), by and among FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with FIFTH THIRD BANK, a Michigan banking corporation (“Lender”), having an address at 8000 Maryland Avenue, Suite 1400, St. Louis, Missouri 63105, and BLACKHAWK BIOFUELS, LLC, a Delaware limited liability company (“Borrower”), with its office at 22 Chicago Avenue, Freeport, Illinois 61032-4230.

Recitals

The following recitals are a material part of this Amendment:

A.                                   Lender and Borrower are parties to that certain Loan Agreement dated as of May 9, 2008, as amended by that certain First Amendment to Loan Agreement dated December 23, 2008 (as further amended, modified and/or restated from time to time, the “Loan Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Loan Agreement.

B.                                     Lender has provided Loans to Borrower in the aggregate maximum amount of $29,650,000.00 pursuant to the Loan Agreement, which Loans are evidenced by (i) that certain Construction/Term Loan Note dated May 9, 2008 in the amount of $24,650,000 executed by Borrower in favor of Lender and (ii) that certain Revolving Credit Loan Note dated May 9, 2008 in the amount of $5,000,000 executed by Borrower in favor of Lender.

C.                                     Lender and Borrower hereby agree that the Loan Agreement is amended under the terms and conditions contained herein.

Contractual Provisions

NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.                               Amendments to Loan Agreement.

(a)                                  Section 1.1 of the Loan Agreement is hereby amended as follows:

(i)                                     The definition of “Applicable Margin” is hereby deleted in its entirety and replaced with the following:

“Applicable Margin shall mean four percent (4.0%).”

(ii)                                  The definition of “Default Rate” is hereby deleted in its entirety and replaced with the following:

“Default Rate shall mean four percent (4.0%) above the then current applicable interest rate determined pursuant to Section 3.1 herein.”

(iii)                               The definition of “Excess Cash Flow” is hereby added in its entirety as follows:

“Excess Cash Flow shall mean with respect to any fiscal year of Borrower, Borrower’s EBITDA, less (without duplication) the following, to the extent paid by Borrower during such period: (i) principal payments on the Construction/Term Loan, (ii) payments under capitalized leases, (iii) Interest Expense, (iv) taxes, (v) dividends and distributions to the extent permitted under this Agreement, and (vi) Capital Expenditures to the extent permitted under this Agreement.”

(iv)                              The definition of “Merger” is hereby added in its entirety as follows:

“Merger shall mean that certain merger contemplated between Borrower and REG Danville, LLC, a Delaware limited liability company (“REG Danville”) pursuant to that certain Agreement and Plan of Merger dated May 11, 2009 by and between REG Newco, Inc., a Delaware corporation, REG Danville, Renewable Energy Group, Inc., a Delaware corporation, and Borrower.”

(v)                                 The definition of “Revolving Credit Loan Termination Date” is hereby deleted in its entirety and replaced with the following:

“Revolving Credit Loan Termination Date shall mean December 31, 2009.”

(b)                                 Section 2.2(b) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(b)                           Revolving Credit Loan Requests.  A request for an Advance under the Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: Borrower may give Lender notice (whether in writing, by telephone or otherwise) of its intention to borrow, in which notice the Borrower shall specify the amount of the proposed Advance and the proposed date of the Advance.”

(c)                                  Section 3.1(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(a)                            Construction/Term Loan.          The Construction/Term Loan Note shall bear interest at a fluctuating rate per annum equal to the LIBOR rate plus the Applicable Margin.  Lender shall not be obligated to give notice of any change in the LIBOR rate.  Any adjustment to the interest rate pursuant to the terms of this Agreement shall be determined solely by the Lender one banking day prior to the date of adjustment.”

(d)                                 Section 3.1(b) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(b)                           Revolving Credit Loans.  Subject to the terms and provisions of this Agreement, the principal amount of each Advance outstanding at the end of each day under the Revolving Credit Loan Note shall bear interest at a fluctuating per rate per annum equal to the LIBOR rate plus the Applicable Margin.  Lender shall not be obligated to give notice of any change in the LIBOR rate.  Any adjustment to the interest rate pursuant to the terms of this Agreement shall be determined solely by the Lender one banking day prior to the date of adjustment.”

(e)                                  Section 3.1(e) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(e)                            Change in Law.  Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for Lender (for purposes of this subsection, the term “Lender” shall include the office or branch where Lender or any corporation or bank then controlling Lender makes or maintains any Loans) to make or maintain Loans, or if Lender is unable to determine LIBOR, or adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market make it, in the reasonable judgment of Lender, impracticable to fund therein any of the Loans at the rate described above, or make the projected LIBOR unreflective of the actual costs of funds therefor to Lender, then interest shall accrue on the Loans outstanding at the end of each day at a fluctuating rate per annum equal to the Prime Rate plus 1.00%.”

(f)                                    Section 3.2(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(a)                            Construction/Term Loan.  The principal amount and accrued interest of the Construction/Term Loan Note shall be due and payable on the dates and in the manner hereinafter set forth: (i) from the Effective Date until March 31, 2009, Borrower shall make monthly payments of accrued interest on the first (1st) day of each calendar month, with the first such monthly payment of interest commencing on June 1, 2008, (ii) on April 1, 2009, Borrower shall make a payment of principal in the amount of $205,417, plus accrued interest, (iii) commencing May 1, 2009 through and including December 1, 2009, Borrower shall make monthly payments of accrued interest on the first (1st) day of each calendar month, (iv) commencing January 1, 2010 and on the first (1st) day of each month thereafter, Borrower shall make equal monthly payments of principal in the amount of $135,803.00, plus accrued interest, (v) Borrower shall make the mandatory principal payments at such times and in such amounts required under Section 3.2(e) below, and (vi) on the Construction/Term Loan Maturity Date, the entire outstanding principal balance and accrued interest on the Construction/Term Loan Note shall be due and payable.”

(g)                                 The Section 3.2(c) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(c)                            Lender Advances Against Revolving Credit Loan.  Lender shall have the authority, but not the obligation, to charge the fees, interest and/or principal due to it in connection with the Obligations and costs, fees and expenses against the Revolving Credit Loan Note and to treat the same as an Advance against the Revolving Credit Loan without the consent or approval by Borrower.  Lender shall further have the authority, but not the obligation, to charge the fees, interest and/or principal due it in connection with the Obligations against any account maintained by Borrower with Lender.  Any Revolving Credit Loan Advance made by Lender pursuant to this Section 3.2(c) shall be at the LIBOR rate plus Applicable Margin.”

(h)                                 The following subsection (e) is hereby inserted at the end of Section 3.2 of the Loan Agreement:

“(e)                            Annual Cash Flow Recapture.  In addition to the other payments required above, Borrower shall make an annual principal payment on the outstanding balance of the Construction/Term Loan Note, during the term of this Agreement, in amounts equal to (i) fifty percent (50%) of Borrower’s Excess Cash Flow with respect to each fiscal year of Borrower until such time as Borrower has repaid an aggregate principal amount from Excess Cash Flow, separate and apart from all required principal payments, of $1,643,336, and thereafter (ii) twenty-five percent (25%) of Borrower’s Excess Cash Flow.  Such mandatory principal payments are to be made within ten (10) Business Days following the due date for delivery by Borrower to Lender of the annual financial statements required by Section 7.12(a)(iii) hereof, and each such payment shall be applied to the installments of principal due under the Construction/Term Loan Note in the inverse order of their maturities until payment thereof in full.”

(i)                                     Effective as of the Effective Date, Section 3.5(e) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(e)                            Unused Line Fee.  Borrower agrees to pay to Lender, on the first day of each calendar quarter for the immediately preceding calendar quarter, a fee equal to fifty (50) basis points per annum (calculated on the basis of a 360-day year) of the difference between Five Million and 00/100 Dollars ($5,000,000.00) and the Average Quarterly Loan Balance.”

(j) Section 7.12(a)(i) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(i)                               Monthly Financial Statements.  As soon as available and in any event within twenty (20) days after the end of each month of each fiscal year of Borrower, provide an unaudited and internally prepared financial statement of Borrower certified by Borrower’s chief financial officer.”

(k)                                  Section 7.31 is hereby deleted in its entirety and replaced with the following:

“7.31                     Servicing and Management Payments.  Borrower shall not pay any servicing, management or any other fees to REG or any REG Affiliate other than those fees in such amounts as allowed pursuant to (i) the MOSA (as amended with Lender’s consent), and Borrower shall not further amend the MOSA without prior written consent by Lender, and (ii) those certain tolling agreements that have either (a) been previously approved by Lender or (b) are substantially similar as tolling agreements previously approved by Lender.   Upon the occurrence of an Event of Default and written demand by Lender, Borrower shall suspend further payments under the MOSA until Lender has authorized the continuation of such payments.”

(l)                                     Section 7.33(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(a)                            Minimum Fixed Charge Coverage Ratio.  Commencing with the fiscal quarter ending June 30, 2010, Borrower shall maintain a Fixed Charge Coverage Ratio of at least 1.25 to 1.00 measured as of the end of each fiscal quarter.  The Fixed Charge Coverage Ratio shall be measured quarterly, on a rolling four-quarter basis, provided, however, that to the extent the Fixed Charge Coverage Ratio is measured during the first three (3) quarters following Commencement of Production at the Biodiesel Plant, the measurement of EBITDA for purposes of the Fixed Charge Coverage Ratio shall be made on an annualized basis.”

(m)                               Section 7.33(b) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(b)                           Maximum Funded Debt to EBITDA Ratio.  Commencing with the fiscal quarter ending December 31, 2010, and measured each fiscal quarter thereafter, Borrower shall maintain a Funded Debt to EBITDA Ratio of not more than 4.50 to 1.00, as measured as of the end of each fiscal quarter. The Funded Debt to EBITDA Ratio shall be measured quarterly, on a rolling four-quarter basis, provided, however, that to the extent that the Funded Debt to EBITDA Ratio is measured during the first three (3) quarters following Commencement of Production at the Biodiesel Plant, the measurement of EBITDA for purposes of the Funded Debt to EBITDA Ratio shall be made on an annualized basis.”

(n)                                 Section 7.50 of the Loan Agreement is hereby added in its entirety as follows:

“7.50                     Maintenance of Working Capital.               Borrower shall maintain at least $5,000,000 in the form of working capital support from either (i) Bunge North America, Inc. on terms and conditions acceptable to Lender, or (ii) with another third party on terms and conditions acceptable to Lender.”

(o)                                 Section 7.51 of the Loan Agreement is hereby added in its entirety as follows:

“7.51                     Tolling Agreement with REG.  Borrower shall enter into a monthly tolling agreement, in form and substance acceptable to Lender in its reasonable discretion, between Borrower and REG, and such tolling agreement as approved by Lender must remain in full force and effect and enforceable against both Borrower and REG, and shall continue from and after the Merger, until such time as Borrower shall have closed on its proposed USDA Guaranteed Loan, and Borrower has repaid the entire outstanding amount of the Revolving Credit Loan with the proceeds thereof.”

(p)                                 Section 8.1 is hereby amended by adding the following at the end of such section:

“(gg)                    If the Merger is not fully completed by end of the business day December 31, 2009.”

(q)                                 Exhibit G to the Loan Agreement is hereby deleted in its entirety and replaced with Exhibit G in the form attached hereto.

SECTION 2. Amendment to Loan Documents.  The Loan Documents are hereby modified as necessary to reflect the amendment set forth in Section 1 hereof.

SECTION 3.                               Amendment Fee.  The Borrower hereby agrees to pay to Lender a non-refundable amendment fee in the aggregate amount of $61,111.46, which shall be deemed fully earned upon Lender’s receipt thereof and payable upon the execution of this Amendment.

SECTION 4.                               No Claims.  Borrower acknowledges that there are no existing claims, defenses (personal or otherwise) or rights of set-off or recoupment whatsoever with respect to any of the Loan Documents.  Borrower agrees that this Amendment in no way acts as a release or relinquishment of any liens in favor of the Lender securing payment of obligations and indebtedness between Borrower and Lender.

SECTION 5.                               References.  All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement as amended hereby; and any and all references in the other Loan Documents to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

SECTION 6.                               Representations and Warranties.  Borrower hereby represents and warrants to Lender as follows:

(a)                                  The Recitals in this Amendment are true and correct in all respects.

(b)                                 Borrower has the company power, and has been duly authorized by all requisite company action, to execute and deliver this Amendment and to perform its obligations hereunder and thereunder.  This Amendment has been duly executed and delivered by Borrower.

(c)                                  This Amendment is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting the rights of creditors and (ii) applicable laws and regulations and principles of equity which may restrict the enforcement of certain remedies or the availability of certain equitable remedies.

(d)                                 Borrower’s execution, delivery and performance of this Amendment does not and will not (i) violate any law, rule, regulation or court order to which Borrower is subject; (ii) conflict with or result in a breach of Borrower’s Articles of Organization or Operating Agreement or any agreement or instrument to which Borrower is party or by which Borrower or its properties is bound, or (iii) result in the creation or imposition of any lien, security interest or encumbrance on any property of Borrower, whether now owned or hereafter acquired, other than liens in favor of Lender.

(e)                                  The obligation of Borrower to repay the Obligations, together with all interest accrued thereon, is absolute and unconditional, and there exists no right of set off or recoupment, counterclaim or defense of any nature whatsoever to payment of the Obligations.

SECTION 7.                               Effect and Construction of Amendment.  Except as expressly provided herein, the Loan Documents shall remain in full force and effect in accordance with their respective terms, and this Amendment shall not be construed to:

(a)                                  impair the validity, perfection or priority of any lien or security interest securing the Obligations; or

(b)                                 waive or impair any rights, powers or remedies of Lender under the Loan Documents.

In the event of any inconsistency between the terms of this Amendment and the Loan Agreement or any of the Loan Documents, this Amendment shall govern.  Borrower acknowledges that it has consulted with counsel and with such other experts and advisors as it has deemed necessary in connection with the negotiation, execution and delivery of this Amendment.  This Amendment shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Amendment or any part hereof to be drafted.

SECTION 8.                               Conditions Precedent to Effectiveness of Amendment.  This Amendment shall not be effective until:

(a)                                  Lender shall have received this Amendment duly executed along with the Consent of Guarantor attached hereof;

(b)                                 Lender shall have received a Guaranty in form and substance acceptable to Lender, duly executed by REG in favor of Lender, pursuant to which REG shall guaranty all obligations under the Revolving Credit Loan Note;

(c)                                  Lender shall have received an amendment to the MOSA duly executed by the parties thereto in form and substance acceptable to Lender;

(d)                                 Lender shall have received notification from the IFA that the IFA has agreed and consented, without reservation, to all the terms of this Amendment to the extent the IFA’s consent and agreement is required under the IFA Guaranty Documents;

(e)                                  Borrower shall have entered into the monthly tolling agreement in form and substance approved by Lender in accordance with Section 7.51 of the Loan Agreement as amended hereby;

(f)                                    Lender shall have received payment of the fees and costs required herein and under the Loan Agreement; and

(g)                                 Lender has received such other and further documents as Lender shall have reasonably requested prior to the date hereof, all in form and substance satisfactory to Lender and its counsel.

SECTION 9.                               Costs and Expenses.  Borrower hereby reaffirms its agreement under the Loan Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Agreement, the Loan Documents and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel.  Without limiting the generality of the foregoing, Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.

SECTION 10.                         Miscellaneous.

(a)                                  Borrower agrees to execute such other and further documents and instruments as Lender may reasonably request to implement the provisions of this Amendment and to perfect and protect the liens and security interests created by the Loan Agreement.

(b)                                 This Amendment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, their respective successors and assigns.  No other person or entity shall be entitled to claim any right or benefit hereunder, including, without limitation, the status of a third-party beneficiary of this Amendment.

(c)                                  The provisions of this Amendment are intended to be severable.  If any provisions of this Amendment shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

(d)                                 This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

(e)                                  Any notices with respect to this Amendment shall be given in the manner provided for in the Loan Agreement.

(f)                                    This Amendment shall be governed by and construed in accordance with the internal laws of the State of Missouri.

(g)                                 All representations, warranties, covenants, agreements, undertakings, waivers and releases of Borrower contained herein shall survive until the Obligations are paid in full.

(h)                                 Incorporation by Reference; Statement Required By Mo. Rev. Stat. Section 432.047. All of the terms, covenants and conditions of the Loan Documents are incorporated in, restated by, and made part of this Amendment by reference.  Pursuant to Mo. Rev. Stat. Section 432.047, Lender hereby gives the following notice to Borrowers:

“Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable, regardless of the legal theory upon which it is based that is in any way related to the Loan Agreement. To protect you (borrower(s)) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.”

[Remainder of Page Intentionally Left Blank]

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

BORROWER: BLACKHAWK BIOFUELS, LLC, a Delaware limited liability company		LENDER: FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with FIFTH THIRD BANK, a Michigan banking corporation

By:	/s/ Ronald Mapes	By:	/s/ Mary Ann Lemonds
	Ronald Mapes, Chairman		Mary Ann Lemonds, Vice President

Signature Page

CONSENT OF GUARANTOR

Renewable Energy Group, Inc., a Delaware corporation (“Guarantor”), has executed in favor of Fifth Third Bank, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation (“Lender”), those certain Guaranties dated as of May 9, 2008 and November 25, 2009 (the “Guaranties”) in which Guarantor guaranteed certain obligations of Borrower to Lender.  The undersigned Guarantor does hereby consent to the terms of this Amendment and does hereby ratify and reaffirm the Guaranties as amended as of the date hereof, and agrees that the Guaranties shall remain in full force and effect in accordance with its terms as amended hereby.  The undersigned Guarantor further agrees that its consent to this Amendment is not required, and that the Lender’s obtaining such consent shall in no way imply any requirement for obtaining such a consent in similar circumstances in the future.

Date: November 25, 2009

RENEWABLE ENERGY GROUP, INC.

By:	/s/ Daniel J. Oh
Name:	Daniel J. Oh
Title:	President

CONSENT OF GUARANTOR

The Illinois Finance Authority (“Guarantor”), has executed in favor of Fifth Third Bank, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation (“Lender”), that certain Guaranty dated May 9, 2008 (the “Guaranty”) in which Guarantor guaranteed certain obligations of Borrower to Lender.  The undersigned Guarantor does hereby consent to the terms of this Amendment and does hereby ratify and reaffirm the Guaranty as amended as of the date hereof, and agrees that the Guaranty shall remain in full force and effect in accordance with its terms as amended hereby.

Date: November 25, 2009

ILLINOIS FINANCE AUTHORITY

By:	/s/ Christopher B. Meister
Name:	Christopher B. Meister
Title:	Authorized Officer

EXHIBIT G

QUARTERLY COMPLIANCE CERTIFICATE

    , 200

To:                               FIFTH THIRD BANK (“Bank”)

8000 Maryland Ave., Ste. 1400

St. Louis, Missouri  63105

Re: Blackhawk Biofuels, LLC (“Borrower”)

Gentlemen:

1.                                       Representations and Warranties.  Each of the representations and warranties set forth in Section 4 of the Loan Agreement by and between Borrower and Bank, dated as of May 9, 2008 (the “Loan Agreement”), are true and complete, except as set forth on Attachment 1 hereto.

2.                                       No Defaults.  Except as set forth on Attachment 2, no Default or Event of Default (as defined in the Loan Agreement) exists as of the date hereof.

3.                                       Financial Covenants.  Set forth below are calculations of the financial covenants required pursuant to Section 7.33 and Section 7.34 of the Credit Agreement.  Calculation of the financial covenants set forth as (a) and (b) below shall not be required until the respective time period in Sections 7.33(a) and 7.33(b).  The financial covenant calculations set forth below have been prepared and calculated in accordance with the terms and provisions of the Loan Agreement.  Capitalized terms used and not defined in this Assignment shall have the meanings given to them in the Loan Agreement.

PERIOD COVERED:  Quarter Ended

(a)                                  Minimum Fixed Charge Coverage Ratio

Net Income

Plus:  Interest Expense

Plus:  Taxes

Plus:  Depreciation Expense

Plus:  Amortization Expense

Equals:  EBITDA

Less:  Taxes

Less:  Dividends and Distributions

Less:  Maintenance Capital Expenditures

Equals:   Cash Available for Debt Service Requirements

Current Portion Long Term Debt - Prior Period

Plus:  Interest Expense

Equals:  Total Debt Service Requirements

Fixed Charge Coverage Ratio

Required Minimum Ratio*

In Compliance?  (Yes/No):

* Minimum Required: 1.25 to 1.00

(b)                                  Maximum Funded Debt to EBITDA Ratio

Total Funded Debt

EBITDA

Funded Debt Ratio

Required Maximum Ratio*

In Compliance?  (Yes/No):

* Maximum Required: 4.50 to 1.00

The Funded Debt to EBITDA Ratio shall be measured quarterly, on a rolling four-quarter basis.

(c)                                  Maximum Capital Expenditures

Fiscal Year to date (Maximum: $300,000 per Fiscal Year)

In Compliance?  (Yes/No):

The foregoing Compliance Certificate is true, correct and complete.

BLACKHAWK BIOFUELS, LLC,
a Delaware limited liability company

By:

Name:

Its: